UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 17, 2019

The Jones Financial Companies, L.L.L.P.

(Exact Name of Registrant as Specified in Its Charter)

Missouri	0-16633	43-1450818
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12555 Manchester Road, Des Peres, Missouri	63131
(Address of Principal Executive Offices)	(Zip Code)

(314) 515-2000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 17, 2019, the Managing Partner of The Jones Financial Companies, L.L.L.P. (the “Partnership”), Penny Pennington, appointed two general partners, Tom Curran, age 58, and Chris Lewis, age 52, as members of the Partnership’s Executive Committee. Mr. Curran will continue to serve as a member of the Partnership’s Management Committee and as co-leader of the Partnership’s Branch Development Area. Mr. Lewis will continue to serve as a member of the Partnership’s Management Committee and as General Counsel.

Mr. Curran joined Edward D. Jones & Co., L.P. (“Edward Jones”) in 1992 as a financial advisor, and later served as a regional leader. In 2006, he was named a principal of the Partnership and moved to the St. Louis home office to join the Financial Advisor Development department. In 2009, Mr. Curran assumed the Banking Services global leader position, and in 2010, Mr. Curran was appointed to the Partnership’s Management Committee and asked to lead the Service Division. In 2016, Mr. Curran became responsible for Financial Advisor Talent Acquisition and continued in that role until he assumed his current role in 2018.

Mr. Lewis joined Edward Jones in 2007 as Deputy General Counsel and was named a principal of the Partnership that same year. In 2015, Mr. Lewis was appointed to the Partnership’s Management Committee and as General Counsel of the Partnership with responsibility for leading the Partnership’s legal, compliance and government relations areas.

Neither Mr. Curran nor Mr. Lewis has any family relationship to any executive officer of the Partnership. However, Mr. Curran has two siblings who are Edward Jones financial advisors and whose individual compensation from the Partnership in 2018 was $221,681 and $209,313.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE JONES FINANCIAL COMPANIES, L.L.L.P.

Date: January 22, 2019	By:	/s/ Kevin D. Bastien
		Name:	Kevin D. Bastien
		Title:	Chief Financial Officer